MEDITECH PHARMACEUTICALS, INC. PROPOSES NAME CHANGE, STOCK SPLIT AND ELECTION OF
NEW MEMBERS TO THE BOARD OF DIRECTORS AND OFFICERS; ANNOUNCES 1ST QUARTER
RESULTS FOR ITS CHINESE OPERATING SUBSIDIARY AND PROPOSED SCHEDULE OF
REGISTRATION STATEMENTS, SYMBOL CHANGES AND LISTING APPLICATION

FOR IMMEDIATE RELEASE

LIME ROCK, CONNECTICUT, JUNE 3, 2005 - MEDITECH PHARMACEUTICALS, INC. (MDPM-OTC:
BB) announced today that on May 12, 2005, its Board of Directors resolved to change the name of the Company to Deli Solar (USA), Inc., and to reverse split the outstanding common stock of the Company on a 1 for 6 basis and that there be a proportionate reduction in the Company's authorized shares, subject to the requirements of Nevada and federal law.

Deli Solar (USA), Inc. is organized as a holding company, and owns the common stock of the Bazhou Deli Solar Energy Heating Co. Ltd. ("Deli Solar (PRC)"), one
of the largest sellers of hot water and space heating devices to customers in the The People's Republic of China ("PRC").

In Nevada, the Company's state of incorporation, Nevada Statues require that the
Company submit the abovementioned name change and share split resolutions to Mr.
Du Deli, the Company's Controlling Shareholder, for approval in accordance with
Sections 78.320 and 78.390, and that all resulting fractional shares from the share split be paid in cash in accordance with Section 78.207. Mr. Du has consented to both resolutions. Furthermore, pursuant to Section 14(f) of the
Federal Securities Exchange Act, as amended (the "34 Act") and Regulation
240.14(f)-1 there under relating to shareholder notification of the Company's change of name and reverse stock split, the Company has prepared and intends to file momentarily an information statement with the Securities and Exchange
Commission.

The Company announced that it had, subject to its compliance with the requirements of Section 14(f) of the 34 Act, appointed Mr. Du Deli, Mr. Kelly
Chow, Dr. Ravinder Soin and Mr. Luo Yunjun to serve as Directors until such time as their replacements are elected. Previously, Mr. John D. Kuhns was appointed to the Board effective March 31, 2005. Also, Mr Kevin Halter, Jr. resigned as a
Director, effective March 12. Mr. Kuhns was elected Chairman of the Board and
Mr. Chow was elected Vice Chairman.

The Company announced that it had, subject to its compliance with the requirements of Section 14(f) of the 34 Act, appointed its officers for the calendar fiscal year including Mr. Du Deli to the position of President & Chief
Executive Officer, Mr. Li Jianmin to the position of Vice President and Chief
Financial Officer and Ms. Wang Jing to the position of Assistant Vice President and Secretary.

The Company announced that with respect to Deli Solar (PRC), its operating subsidiary located in China, it was please with the financial results for its
1st Quarter ending March 31, 2005 (the period immediately prior to the reverse merger transaction involving Deli Solar (USA)), which were as follows (all of the results set forth below are unaudited):

     1.   1st Quarter 2005 operating revenue increased approximately 28%, to approximately $1,193,033 from approximately $938,884 for the same period in 2004;

     2.   1st Quarter 2005 unit sales of solar hot water heaters increased approximately 39%, to approximately13,159 units from approximately
          9,489 units for the same period in 2004;

     3.   1st Quarter 2005 unit sales of coal-fired space heaters increased approximately 46%, to approximately 1,698 units from approximately
          1,164 units for the same period in 2004;

     4.   1st Quarter 2005 costs of goods sold increased approximately 46%, to approximately 1,698 units from approximately 1,164 units for the same period in 2004;

     5.   1st Quarter 2005 gross profit increased approximately 24%, to approximately $248,919 from approximately $200,205 for the same period in 2004;

     6.   1st Quarter 2005 operating expenses almost doubled, to approximately approximately $131,096 from approximately $74,587 for the same period in 2004, due primarily to a large increase in marketing expense incurred by the Company in connection with its planned equity financing, including an increase in advertising expense to approximately $60,000 for the 1st Quarter of 2005 from approximately
          $2,077 in the same period in 2004 ;

     7.   Income after tax decreased by approximately 16%, to approximately
          $106,966 for the 1st Quarter of 2005 from approximately $127,186 in the same period in 2004, principally due to the larger advertising costs noted above.

The Company also announced that its plans for mergers and acquisitions were on track, and that it was having substantive discussions with two parties concerning two separate transactions that, subject to conditions that are normal and customary, are expected to be consummated in 2005.

The Company expects to file its consolidated and consolidating financials for the 1st Quarter of 2005, reflecting its merger with Deli Solar Holding LTD, the
British Virgin Island holding company for Deli (PRC), shortly.

The Company expects that its abovementioned Section 14(f) information statement will be filed with the Securities and Exchange Commission next week, and that 10 days subsequent to such filing, the Company's name change will be effective, clearing the way for its symbol to be changed by the NASD.

This press release discusses certain matters that may be considered
"forward-looking" statements within the meaning of Section 27A of the Securities
Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as
amended, or the "safe harbor"

provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company and its management. These forward-looking statements are subject to risks and uncertainties, such as whether management of Company's subsidiary, East-West
Distributors, Inc. will remain with the subsidiary and whether it will continue its efforts to seek such regulatory approvals. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially and adversely affect the Company. The Company hereby disclaims any obligation or undertaking to release publicly any updated revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which this statement is based.